UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):  May 30, 2013

GSI Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-33387	77-0398779
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

1213 Elko Drive
Sunnyvale, California  94089
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408)-331-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2013, the Compensation Committee of the Board of Directors of GSI Technology, Inc. (the “Company”) adopted the Company’s 2014 Variable Compensation Plan (the “Plan”).  The Plan is designed to encourage performance and retention of eligible employees by providing cash bonus awards based on the Company’s financial performance during the fiscal year ending March 31, 2014.  Each of the Company’s executive officers is eligible to participate in the Plan.  Certain other non-executive officers are also eligible to participate.

Under the Plan, each participant has a designated target bonus.  The target bonus for Lee-Lean Shu, the Company’s President, Chief Executive Officer and Chairman, is $250,000, and the target bonus for each of the other eligible executive officers is $125,000.  The actual bonus award will be computed on the basis of the Company’s fiscal 2014 operating results, with 40% of the award based on the achievement of targeted net revenues and 60% based on the achievement of targeted operating income, as adjusted to exclude certain specified categories of expenses.  If the target performance goals are exceeded, the actual bonus award payable to participants may be up to two times the target bonus.

Bonus awards under the Plan are subject to vesting based on the participant’s continued employment with the Company, with 60% becoming vested and payable on the last business day in April 2014 and 20% becoming vested and payable on the last business day of April in each of the succeeding two years.

A copy of the Plan is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	GSI Technology, Inc. 2014 Variable Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 3, 2013

GSI Technology, Inc.

By:	/s/ Douglas M. Schirle
Douglas M. Schirle
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	GSI Technology, Inc. 2014 Variable Compensation Plan